                                                                    EXHIBIT 12.1

                         THE BUSINESSES OF NEWPORT NEWS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,  YEARS ENDED DECEMBER 31,
                                        ------------- --------------------------
                                         (UNAUDITED)                 (UNAUDITED)
                                         1996   1995  1995 1994 1993 1992  1991
                                        ------ ------ ---- ---- ---- ----- -----
Income (loss) from continuing
 operations...........................  $   52 $   58 $ 73 $ 95 $111 $ 143 $ 135
Add:
  Interest, net of interest
   capitalized........................      25     26   29   30   36    42    23
  Portion of rentals representative of
   interest factor....................       1      3    5    5    5     7     7
  Preferred stock dividend
   requirements of majority-owned
   subsidiaries.......................       0      0    0    0    0     0     0
  Income tax expense and other taxes
   on income..........................      40     41   58   75   78    64    68
  Amortization of interest
   capitalized........................       0      0    0    0    0     0     0
  Undistributed (earnings) losses of
   affiliated companies in which less
   than 50% voting interest is owned..       0      0    0    0    0     0     0
                                        ------ ------ ---- ---- ---- ----- -----
  Earnings as defined.................  $  118 $  128 $165 $205 $230 $ 256 $ 233
                                        ====== ====== ==== ==== ==== ===== =====
Interest, net of interest capitalized.  $   25 $   26 $ 29 $ 30 $ 36 $  42 $  23
Interest capitalized..................       3      1    2    1    1     1     3
Portion of rentals representative of
 interest factor......................       1      3    5    5    5     7     7
Preferred stock dividend requirements
 of majority-owned subsidiaries on a
 pre-tax basis........................       0      0    0    0    0     0     0
                                        ------ ------ ---- ---- ---- ----- -----
  Fixed charges as defined............  $   29 $   30 $ 36 $ 36 $ 42 $  50 $  33
                                        ====== ====== ==== ==== ==== ===== =====
Ratio of earnings to fixed charges....    4.07   4.27 4.58 5.69 5.48  5.12  7.06
                                        ====== ====== ==== ==== ==== ===== =====
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